Exhibit 99.4

Contact: Kenneth P. Cherven, President/CEO
(727) 520-0987	October 30, 2009

NEWS
RELEASE

FIRST COMMUNITY BANK CORPORATION ANNOUNCES THIRD QUARTER RESULTS

Kenneth P. Cherven, President and C.E.O. of First Community Bank Corporation of America, reported a net loss for the third quarter ended September 30, 2009 of $(2,334,000) compared to net earnings of $174,000 for the same period in 2008. For the nine-month period ended September 30, 2009, First Community reported a net loss of $(2,546,000) compared to net income of $881,000 for the same period in 2008. The decline in earnings is directly attributed to $4.8 million in write-downs and specific reserves on real estate loans due to a substantial devaluation in collateral values. The Company remains well capitalized with 6.56% equity to total assets on September 30, 2009. The Company recorded a net interest margin of 2.68% for the third quarter of 2009 even with $29 million in non-performing loans and $49 million on deposit at the Federal Reserve.

The Company recorded a net loss available to common stockholders, after preferred stock dividend and amortization of preferred discount, for the quarter ended September 30, 2009 of $(2,466,000) or $(0.59) basic per share, compared to net earnings of $174,000 or $0.04 basic per share for the same period in 2008. For the nine month period ended September 30, 2009, the Company recorded a net loss available to common stockholders of $(2,962,000) or $(0.71) basic per share, compared to net earnings of $881,000 or $0.21 basic per share for the same period in 2008.

The third quarter 2009 results included a $4,670,000 charge to provision for loan losses compared to $1,246,000 for the period in 2008. For the first nine months, provision for loan losses was $6,702,000 in 2009 compared to $2,139,000 in 2008. The increased loan loss provision was due to increased levels of delinquencies resulting from a continued weakness in the local economy. Nonperforming assets as a percentage of total assets were 5.62% at the end of the period. The allowance for loan losses was 2.11% of gross loans at September 30, 2009.

Total assets at September 30, 2009 were $561 million, an increase of $59 million from December 31, 2008, a 12% increase. Total assets increased by $85 million over the third quarter of 2008, representing an 18% increase. The Company’s total deposits increased by $69 million from December 31, 2008, representing a 17% increase, and increased $94 million over the third quarter of the prior year, representing a 25% increase. Total loans increased by $5 million from December 31, 2008, a 1% increase. Total loans increased by $16 million over the third quarter of the prior year, a 4% increase.

First Community currently operates 11 banking offices along the west coast of Florida. First Community Bank Corporation of America is traded on the NASDAQ Capital Market under the symbol FCFL.

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This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risk of loans and investments, including dependence on local economic conditions competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and capital ratio risks related to the share repurchase program; risks related to the company’s acquisition and market extension strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions or extend its markets; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.